EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 21, 2026, with respect to the financial statements of Dividend Sustainability Strategic Opportunity Portfolio 2026-2, Global High Dividend Portfolio 2026-2 and Capital Strength Leaders Portfolio 2026-2 (included in Invesco Unit Trusts, Series 2480) as of May 21, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-294000) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
May 21, 2026